Exhibit 16.1

October 15, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

We have read the statements under item 4.01 in the Form 8-K dated October 15, 2024 of Dalrada Financial Corporation. to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with other statements contained herein.

Assurance Dimensions

Coral Springs, Florida